Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Alta Equipment Group Inc. on Form S-1 of our report dated March 25, 2020, with respect to our audits of the financial statements of Alta Equipment Group Inc. (formerly known as B. Riley Principal Merger Corp.) as of December 31, 2019 and 2018 and for each of the two years ended December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 25, 2020